UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2014

Summit Midstream Partners, LP
(Exact name of registrant as specified in its charter)

Delaware	001-35666	45-5200503
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2100 McKinney Avenue
Suite 1250
Dallas, Texas 75201
(Address of principal executive offices) (Zip Code)

Registrants’ telephone number, including area code: (214) 242-1955

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 4, 2014, Summit Midstream GP, LLC (the “general partner”), which manages and operates Summit Midstream Partners, LP (the “Partnership”) announced that Mr. Scott A. Rogan was appointed to the Board of Directors (the “Board”) of the general partner. Mr. Rogan will serve as an “Energy Capital Partners Designated Director.” Mr. Rogan was selected to serve as a director due to his affiliation with Energy Capital Partners, which controls the general partner. Mr. Rogan recently joined Energy Capital Partners as a Principal. Prior to joining Energy Capital Partners, and for the past five years, Mr. Rogan was employed by Barclays Capital ("Barclays") as a Managing Director working in the investment banking division of the natural resources group. In the last 12 months, Mr. Rogan was engaged to provide investment banking advisory services to the Partnership and certain of its affiliates and Barclays received fees in an aggregate amount of approximately $3.7 million for various advisory services rendered to the Partnership and its affiliates. Prior to its merger with Barclays in 2008, Mr. Rogan worked for over 10 years in investment banking for Lehman Brothers. Mr. Rogan received a bachelor’s degree in business administration and a master’s degree in professional accounting from the University of Texas at Austin as well as a master’s degree in business administration from the University of Chicago. Mr. Rogan will not be compensated for his service on the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Summit Midstream Partners, LP
(Registrant)

	By:	Summit Midstream GP, LLC (its general partner)

Date: February 5, 2014	/s/ Matthew S. Harrison
Matthew S. Harrison, Senior Vice President and Chief Financial Officer

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